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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

                    CERTIFICATION AND NOTICE OF TERMINATION
                      OF REGISTRATION UNDER SECTION 12(g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                     OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Commission File Number: 0-28480

                               EDIFY CORPORATION
             (Exact name of registrant as specified in its charter)

                            3390 PEACHTREE ROAD, NE
                                   SUITE 1700
                               ATLANTA, GA 30326
                                 (404) 812-6200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                   COMMON STOCK, PAR VALUE $.001 PER SHARE
           (Title of each class of securities covered by this Form)

                                      NONE

              (Title of all other classes of securities for which
                 a duty to file reports under section 13(a) or
                                 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]                  Rule 12h-3(b)(1)(i)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]                  Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]                  Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]                  Rule 12h-3(b)(2)(ii)  [ ]
                                                    Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934, Edify Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  November 12, 1999                    By: /s/ ROBERT F. STOCKWELL
                                               -------------------------
                                                 Robert F. Stockwell
                                                 President